Exhibit 99.2

NEWS RELEASE

American Oil & Gas Updates Douglas Project Activity
Drilling Commences on the First of a Multi-Well Program in the Fetter Field
DENVER, May 8, 2008 — American Oil & Gas, Inc. (AMEX: AEZ) has recently commenced drilling the Hageman 11-22 well, located in the NESW of section 22, T33N-R71W, Converse County Wyoming, the first well of a multi-well program at Fetter. This initial well is planned to drill vertically through the Dakota formation to a total depth of approximately 13,000’ allowing commingled production from as many as five different over-pressured formations that are present in the field. Additional horizontal wells also may be drilled this year based largely on the economics of such wells compared to those drilled vertically. American, along with Red Technology Alliance LLC (“RTA”) and North Finn LLC have jointly signed a contract to secure the drilling rig for a 12 month period. American will own an approximate 69 % working interest in this drilling program.
Pat O’Brien, CEO of American commented, “Based on encouraging reservoir and production data obtained from our previous three wells in the Fetter field, we are excited to commence our expanded 2008 drilling program. We, along with RTA, North Finn and Halliburton Energy Services, Inc. have spent considerable time and effort planning this drilling program which should benefit greatly from the time, expense, and experimentation undertaken on previous wells. All currently planned wells will be located within six miles of a natural gas processing plant resulting in quick hook-up and revenue generation with minimal infrastructure costs. Our focus in 2008 will be on drilling and completion efficiencies, maximizing production and reserves, cost optimization and acquiring additional seismic to enhance the location of future wells. Our 2008 program also will include evaluation and testing of shallower, potentially oil bearing formations that are present in this area of the basin and that have been logged in a number of existing wells. There are over a dozen prospective formations in the Southern Powder River Basin where both our Douglas and Krejci projects are located. We are confident that with over 250,000 gross acres under our control, we will be able to establish oil and natural gas production beyond what we have already identified.”
Fetter Project Updates
Wallis 6-23 well: The Wallis well, which was drilled to a total depth of 13,000 feet, is the first vertical well to be drilled by American and joint owners in the Fetter project and is designed to test multiple prospective formations. The Dakota and Mowry formations have been fracture stimulated and tested with positive results. The well is currently completed in the Frontier formation and based on encouraging preliminary Frontier formation test data, extended production testing from the Frontier will commence this month upon completion of the flow line into sales. Once production testing of the Frontier is complete, the intent is for all zones of interest in the well to be commingled and placed on production.
Hageman 16-34HR well: The Hageman well, which was completed horizontally in the Frontier formation, has been placed on production. However, the well has exhibited abnormally low pressures and flow rates, especially in light of the high flow rates and pressures encountered while drilling. The well is currently shut in for pressure build up analyses which should assist in determining whether or not reservoir damage occurred during the completion process and if so, may assist in designing and implementing possible remedial procedures.

Sims 15-26H well: The Sims well, our first horizontal completion in the Frontier formation, continues to produce into the sales line at relatively stable rates that are averaging approximately 1.5 to 2.0 million cubic feet of natural gas per day and 40 to 50 bbls of high gravity oil per day. Because of the high BTU content of the gas, and inclusion of sales of natural gas liquids (which is separate from the oil production), American received a price at the wellhead for February natural gas sales of $9.26 per mcf.
West Douglas Project
State Deep 7-16 well: Completion and preliminary testing of the Niobrara formation is now underway. Once the evaluation of the Niobrara is completed, final determinations will be made regarding which formations in the well warrant commingling and production.
American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company’s website: www.americanog.com.
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This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, the Company’s dependence on future drilling success, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas, Inc. and does not necessarily include the views of any other person or entity.

Contact:
Andrew Calerich, President	Neal Feagans, Investor Relations
303.991.0173 Fax: 303.595.0709	Feagans Consulting, Inc
1050 17th Street, Suite 2400 — Denver, CO 80265	303.449.1184